SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b).

(Amendment No.                         )*

Liquidity Services, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

53635B107

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 53635B107	SCHEDULE 13G	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) . ABS Capital Partners IV, L.P. 52-2253391
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 2,887,105
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 2,887,105

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,887,105
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.4% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* PN (Limited Partnership)

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 53635B107	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Capital Partners IV-A, L.P. 52-2267973
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 96,664
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 96,664

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 96,664
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* PN (Limited Partnership)

CUSIP No. 53635B107	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Capital Partners IV-Offshore, L.P. 98-0229680
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 165,817
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 165,817

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 165,817
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* PN (Limited Partnership)

CUSIP No. 53635B107	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Capital Partners IV-Special Offshore, L.P. 98-0348024
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 113,057
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 113,057

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 113,057
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* PN (Limited Partnership)

CUSIP No. 53635B107	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ABS Partners IV, L.L.C. 52-2253290
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,262,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* CO (Limited Liability Corporation)

CUSIP No. 53635B107	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Donald B. Hebb, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,262,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 53635B107	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Timothy T. Weglicki
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,262,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 53635B107	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) John D. Stobo, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,262,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 53635B107	Page 10 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Phillip A. Clough
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 10,000
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER 10,000
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,272,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 53635B107	Page 11 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Frederic G. Emry
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,262,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 53635B107	Page 12 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ashoke Goswami
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,262,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 53635B107	Page 13 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ralph S. Terkowitz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,262,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 53635B107	Page 14 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Laura L. Witt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER N/A
6 SHARED VOTING POWER 3,262,643
7 SOLE DISPOSITIVE POWER N/A
8 SHARED DISPOSITIVE POWER 3,262,643

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,262,643
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.8% (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006)
12	TYPE OF REPORTING PERSON* IN (Individual)

CUSIP No. 53635B107	Page 15 of 20

Item 1(a) Name of Issuer:

The name of the issuer is Liquidity Services, Inc., a Delaware corporation (the “Issuer”).

Item 1(b) Address of Issuer’s Principal Executive Offices:

The principal executive office and mailing address of the Issuer is 1920 L Street, N.W., 6th Floor, Washington, D.C. 20036.

Item 2(a) Name of Person Filing:

This Schedule is being filed by ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P. and ABS Capital Partners IV-Special Offshore, L.P. (collectively referred to as the “Funds”); ABS Partners IV L.L.C., as the general partner of the Funds (the “General Partner”); and Donald B. Hebb, Jr., Phillip A. Clough, Timothy T. Weglicki, John D. Stobo, Jr., Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt, as the managers of the General Partner (the “Managers”, and, collectively with the Funds and the General Partners, the “Reporting Persons”).

Item 2(b) Address of Principal Business Office:

The principal business address of the Reporting Persons is c/o ABS Capital Partners, 400 East Pratt Street, Suite 910, Baltimore, Maryland 21202.

Item 2(c) Citizenship:

ABS Capital Partners IV, L.P. and ABS Capital Partners IV-A, L.P. are organized in Delaware. ABS Capital Partners IV-Offshore, L.P. and ABS Capital Partners IV-Special Offshore, L.P. are organized in the Cayman Islands. The General Partner is organized in Delaware. The Managers are citizens of the United States.

Item 2(d) Title of Class of Securities:

This Schedule 13G relates to the Common Stock, par value $0.001 per share (the “Common Stock”).

Item 2(e) CUSIP Number:

The CUSIP Number of the Common Stock is 53635B107.

Item 3 If This Statement is Filed Pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

N/A

Item 4 Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

ABS Capital Partners IV, L.P.: 2,887,105
ABS Capital Partners IV-A, L.P.: 96,664
ABS Capital Partners IV-Offshore, L.P.: 165,817
ABS Capital Partners IV-Special Offshore, L.P.: 113,057
The General Partner and the Managers (except for Phillip A. Clough): 3,262,643

CUSIP No. 53635B107	Page 16 of 20

Phillip A. Clough: 3,272,643 (includes 10,000 shares issuable upon exercise of a stock option that vests on April 3, 2007)

(b)	Percent of class (Based on 27,712,084 shares outstanding as filed on the Issuer’s 10-Q for the period ended December 31, 2006):

ABS Capital Partners IV, L.P.: 10.4%
ABS Capital Partners IV-A, L.P.: 0.3%
ABS Capital Partners IV-Offshore, L.P.: 0.6%
ABS Capital Partners IV-Special Offshore, L.P.: 0.4%
The General Partner and the Managers: 11.8%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

ABS Capital Partners IV, L.P.: 0
ABS Capital Partners IV-A, L.P.: 0
ABS Capital Partners IV-Offshore, L.P.: 0
ABS Capital Partners IV-Special Offshore, L.P.: 0
The General Partner and the Managers (except for Phillip A. Clough): 0
Phillip A. Clough: 10,000 (includes 10,000 shares issuable upon exercise of a stock option that vests on April 4, 2007)

(ii)	Shared power to vote or to direct the vote:

ABS Capital Partners IV, L.P.: 2,887,105
ABS Capital Partners IV-A, L.P.: 96,664
ABS Capital Partners IV-Offshore, L.P.: 165,817
ABS Capital Partners IV-Special Offshore, L.P.: 113,057
The General Partner and the Managers (except for Phillip A. Clough): 3,262,643
Phillip A. Clough: 3,272,643 (includes 10,000 shares issuable upon exercise of a stock option that vests on April 4, 2007)

(iii)	Sole power to dispose or to direct the disposition of: 0

ABS Capital Partners IV, L.P.: 0
ABS Capital Partners IV-A, L.P.: 0
ABS Capital Partners IV-Offshore, L.P.: 0
ABS Capital Partners IV-Special Offshore, L.P.: 0
The General Partner and the Managers (except for Phillip A. Clough): 0
Phillip A. Clough: 10,000 (includes 10,000 shares issuable upon exercise of a stock option that vests on April 4, 2007)

(iv)	Shared power to dispose or to direct the disposition of:

ABS Capital Partners IV, L.P.: 2,887,105
ABS Capital Partners IV-A, L.P.: 96,664
ABS Capital Partners IV-Offshore, L.P.: 165,817
ABS Capital Partners IV-Special Offshore, L.P.: 113,057
The General Partner and the Managers (except for Phillip A. Clough): 3,262,643
Phillip A. Clough: 3,272,643 (includes 10,000 shares issuable upon exercise of a stock option that vests on April 4, 2007)

Item 5 Ownership of Five Percent or Less of a Class.

CUSIP No. 53635B107	Page 17 of 20

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [            ].

Item 6 Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

N/A

Item 8 Identification and Classification of Members of the Group.

Item 9 Notice of Dissolution of Group.

N/A

Item 10 Certifications.

N/A

CUSIP No. 53635B107	Page 18 of 20

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007

ABS Capital Partners IV, L.P.	John D. Stobo, Jr.
By: /s/ James E. Stevenson, Jr.	By: /s/ James E. Stevenson, Jr.
Name: James E. Stevenson, Jr.	Name: James E. Stevenson, Jr.
Title: Attorney-in-fact*	Title: Attorney-in-fact*

ABS Capital Partners IV-A, L.P.	Phillip A. Clough
By: /s/ James E. Stevenson, Jr.	By: /s/ James E. Stevenson, Jr.
Name: James E. Stevenson, Jr.	Name: James E. Stevenson, Jr.
Title: Attorney-in-fact*	Title: Attorney-in-fact*

ABS Capital Partners IV-Offshore, L.P.	Frederic G. Emry
By: /s/ James E. Stevenson, Jr.	By: /s/ James E. Stevenson, Jr.
Name: James E. Stevenson, Jr.	Name: James E. Stevenson, Jr.
Title: Attorney-in-fact*	Title: Attorney-in-fact*

ABS Capital Partners IV-Special Offshore, L.P.	Ashoke Goswami
By: /s/ James E. Stevenson, Jr.	By: /s/ James E. Stevenson, Jr.
Name: James E. Stevenson, Jr.	Name: James E. Stevenson, Jr.
Title: Attorney-in-fact*	Title: Attorney-in-fact*

ABS Partners IV, L.L.C.	Ralph S. Terkowitz
By: /s/ James E. Stevenson, Jr.	By: /s/ James E. Stevenson, Jr.
Name: James E. Stevenson, Jr.	Name: James E. Stevenson, Jr.
Title: Attorney-in-fact*	Title: Attorney-in-fact*

Donald B. Hebb, Jr.	Laura L. Witt
By: /s/ James E. Stevenson, Jr.	By: /s/ James E. Stevenson, Jr.
Name: James E. Stevenson, Jr.	Name: James E. Stevenson, Jr.
Title: Attorney-in-fact*	Title: Attorney-in-fact*

Timothy T. Weglicki
By: /s/ James E. Stevenson, Jr.
Name: James E. Stevenson, Jr.
Title: Attorney-in-fact*

* James E. Stevenson, Jr. is signing as attorney-in-fact pursuant to a power of attorney previously filed with the Securities and Exchange Commission on February 14, 2007, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing on Schedule 13G for Double-Take Software, Inc.

CUSIP No. 53635B107	Page 19 of 20

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement, dated February 14, 2007, between ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P., ABS Capital Partners IV-Offshore, L.P., ABS Capital Partners IV-Special Offshore, L.P., ABS Partners IV, L.L.C., Donald B. Hebb, Jr., Timothy T. Weglicki, John D. Stobo, Jr., Phillip A. Clough, Frederic G. Emry, Ashoke Goswami, Ralph S. Terkowitz and Laura L. Witt